EXHIBIT 10.21
STANDARD CONSULTING AGREEMENT
THIS AGREEMENT is executed and made effective as of November 1, 2005, between AeroVironment, Inc. and subsidiaries, a California corporation, with offices at 825 South Myrtle, Monrovia, California 91016 (hereinafter referred to as “AV”) and General Charles R. Holland, USAF, Retired, with offices at 107 Bayside Drive, Niceville, Florida 32578, Phone 850-225-7689, Fax 850-897-7860, (hereinafter referred to as “Consultant”).
WHEREAS, Consultant is engaged in providing consulting services and investigating and solving, to the best of consultant’s ability, specific problems presented; and
WHEREAS, AV desires to have the services of Consultant made available to it on the terms and conditions hereinafter set forth;
NOW THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged by each party, the parties hereto agree as follows:
1. Consulting Services. During the period of this agreement, Consultant agrees to perform services in a consulting capacity on a general basis and on the particular individual projects assigned and accepted in accordance with the provisions hereof. Consultant agrees to provide such services on a basis of hours to be determined by task.
2. Term. These services will be performed between November 1, 2005 and October 31, 2006. This agreement may be extended for additional periods by mutual written agreement between the parties.
3. Task Orders. AV shall submit any task, or alteration of any task, upon which it desires the services of Consultant in the form of a written task order (which may be in the form of a purchase order or letter) in sufficient detail to define the nature and extent of the work to be performed by Consultant. Attachment A shall be that form.
4. Specified Cost. AV shall pay Consultant $189,000 at a rate of $3,150 per day for a maximum of 60 days during the term of this Agreement. Payments shall be made on a monthly basis at the rate of $15,750 per month in advance. Any additional days required by the Task Manager, beyond the 5 days per month anticipated by the advance payment, will be invoiced at the daily rate in arrears with expenses and approved by the Task Manager. AV shall have the right to specify, in the task order, that the additional cost to AV, if any, of a requested task shall not exceed a stated amount. When so specified in the task order, Consultant shall not perform services exceeding the amount specified for the task. If it becomes apparent during the performance of the task that the cost for completion of the task will exceed the amount limited in the tasks order, Consultant shall advise AV as far in advance as possible so that consideration may be given to an increase in the amount limited for said task. AV may then at its discretion do any of the following:
(i) authorize the increase in amount limited to allow completion of the task, subject to Consultant’s right to decline;

(ii) request continuation of the task up to the original amount limited, at which time Consultant shall submit to AV any work or materials resulting from the unfinished task;
(iii) request immediate termination of the task, and cause Consultant to submit to AV any work or materials resulting from the unfinished task;
5. Right to Decline. Consultant shall have the right to decline the acceptance of any task requested by AV in the event that such task may come into conflict with other activity of Consultant or for any other good and sufficient reason. In case, Consultant shall give AV notice in writing that it declines to accept any task within five working days of receipt of said request.
6. Progress Reports. Consultant shall submit progress reports to AV, if requested, at reasonable intervals, not more frequently than monthly, and in such manner as shall be more specifically provided for and defined in each task order request by AV.
7. Invoices and Payment. Consultant shall submit separate cost invoices monthly for each task order and such invoices shall include a breakdown of the additional charges and expenses, if any, incurred during the month. Invoices shall be due and payable within fifteen days after receipt by AV. Unless otherwise agreed at the time individual task orders are accepted, all payment shall be made in United States dollars.
8. Confidential Information. It is recognized that in performing services covered by this Agreement Consultant’s officers, technical and other personnel, including Consultant’s subcontractors, may acquire from AV or its clients confidential information and, more particularly but not necessarily limited to, confidential information regarding the products, processes, operations, and present and contemplated activities of AV or its clients. Consultant, therefore, agrees to hold in confidence, for a minimum period of 7 calendar years, any and all such information disclosed to it by AV, including technical information included in or on tracings, drawings, field notes, calculations, specifications, legal, economic, business and engineering data except the following.
     (i) information which at the time of disclosure by AV or its clients to Consultant is in the public domain;
     (ii) information which, after its disclosure by AV or its clients to Consultant indirectly, becomes part of the public domain by publication or otherwise through no fault of Consultant, but in such case only after it is published or otherwise becomes part of the public domain;
     (iii) information which Consultant can show was in Consultant’s possession at the time of AV or its client’s disclosure to Consultant and which was not acquired, directly or, from AV or its clients; and
     (iv) information which was received by Consultant before or after the time of disclosure from a third party who did not require Consultant to hold such information in confidence and who, to the best of Consultant’s knowledge and belief, did not acquire it directly or indirectly from AV or its clients under an obligation to confidence.

Consultant agrees that it will not utilize confidential information covered by this nondisclosure provision in development or expansion of Consultant’s technology, but Consultant shall be and remain free to exploit its own independent developments free of any obligation whatsoever to AV or its clients except as specifically set forth herein. Notwithstanding the provisions of Clause 2 hereof, the terms of this Confidentiality Agreement shall extend for a period of seven years from the date this Agreement is completed or canceled.
9. Proprietary Rights. All materials prepared or developed by Consultant in the performance and completion of task orders hereunder, including documents, calculations, maps, sketches, notes, reports, data, models and samples, and any and all inventions and copyrightable material contained therein, shall be and become the sole and exclusive property of AV, without limitation, when made or prepared, whether or not delivered to AV or subject to Consultant’s right of use thereof to perform the tasks under this Agreement. Such materials, together with any materials furnished by AV to Consultant hereunder, shall be delivered to AV upon request, and in any event upon completion or cancellation of this Agreement. Consultant agrees to execute all documents and to take all steps requested by AV, at AV’s expense, which AV deems necessary or desirable to complete and perfect AV’s ownership and property rights in said inventions and copyrightable material. The parties hereby agree that materials that are considered copyrights of the creator or under this agreement considered by the parties to be “ works for hire “ and the copyright thereto resides in AV.
Consultant shall contribute the use of the intellectual property identified in Attachment B of this Agreement to the project for the period of the involvement of Consultant in the project. No right title or interest in the material described in Attachment B shall pass to AV or any other party by this contribution of use.
10. Termination. By ten days prior written notice to the other, either AV or Consultant may terminate this Agreement at any time. In the event of such termination, Consultant shall be entitled to payment, under the provisions of this agreement, for all charges and expenses earned or incurred with respect to all task orders in effect up to the time of the termination. Termination for failure of the other party to perform shall not prejudice said party in any respect.
11. Assignment. Neither party may assign this Agreement or any part thereof without the prior consent in writing of the other party, except that it may be assigned without such consent to the successor of either party, or to a person, firm, or corporation acquiring all or substantially all of the business and assets of such party. No assignment of this Agreement shall relieve the assignor until this Agreement shall have been assumed by the assignee. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the assignee.
12. Subcontract. Consultant may not subcontract any portion of any task order hereunder without the prior written consent of AV.
13. Warranty. Consultant warrants that it shall perform such task orders as shall be submitted and accepted the hereunder in accordance with recognized professional standards.

14. Indemnity. Consultant shall such hold harmless and indemnify AV from and against all losses, damages, demands, claims, suits, and liabilities, including attorney fees and other expenses of litigation, arising out of or related to services performed by Consultant, Consultant’s agents, or employees, or subcontractors.
15. Independent Contractor. Nothing in this Agreement shall be deemed to constitute Consultant or any of Consultant’s employees or agents to be the agent, representative or employee of AV. Consultant shall be an independent contractor and shall have responsibility for and control over the details and means of performing the Consulting Services and shall be subject to the directions of AV only with respect to the scope and general results required. Consultant shall, prior to the start of work under this agreement, provide AV with a full first, middle and last name, a social security number and a current address for use in meeting legal requirements for reporting all consulting agreements to the state of California and the Internal Revenue Service.
16. Integration. This Agreement contains the entire understanding between the parties, and there are no understandings or representations not set forth or incorporated by reference herein. No subsequent modifications of this Agreement shall be of any force or effect unless in writing and signed by both parties hereto.
17. Facsimile. Each Party shall be authorized to rely upon the signatures of all of the Parties on this Agreement which are delivered by facsimile thereby constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with original ink signatures of each person and entity.
18. Counterparts – This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which together will constitute a single agreement.
19. Preparation of This Agreement – The terms and provisions of this Agreement were arrived at after arm’s length negotiations, and therefore, for the purposes of interpreting this Agreement, each Party shall be deemed to have participated and cooperated equally in the drafting and preparation of this Agreement. This Agreement shall not be interpreted against any Party in favor of any other Party due to its drafting.
20. Compliance with Laws – Consultant warrants that it is familiar with the provisions of the US conflict of interest and corrupt practices prohibitions and with similar laws and that the Consultant will not do or fail to do anything which would cause the Consultant or the Company to be in violation of these or any other laws or prohibitions. The Consultant agrees that the violation of the aforesaid warranty automatically will give AV the right to annul this Agreement effective on the date of issuing a written notice of such election to annul. The warranties and agreements contained in this clause shall survive the termination of this Agreement.
In connection with any efforts of Consultant, it is expressly understood and agreed that nothing of value will be paid to or received by or for the account of any official or employee of any government or any state-owned enterprise, or to any bank account, company or entity in which any such official or employee has an interest, or to any person acting on behalf of any such official or employee. Consultant may, from time to time at the request of AV, be required to certify that it has complied with the foregoing.
Company may suspend or terminate all work being performed as a result of Consultant’s efforts as the result of any actual or apparent violation of the foregoing or for failure by Consultant to promptly reaffirm, when requested, its compliance with this clause and any applicable laws, regulations or prohibitions of any kind.
21. Conflict of Interest — Consultant warrants this Agreement does not at time of execution, nor shall it in the future, conflict with any other agreement existing with Consultant as a party nor any agreement anticipated to be entered into in the future by Consultant.
Representative agrees to hold harmless AV in regard to any government or private party claim of such a conflict of interest.
Consultant shall timely and in advance of a conflict arising make any disclosure necessary to AV to avoid the fact of or any impression that any such conflict exists or may soon exist.
22. Evidence Of Citizenship Or Immigrant Status — AeroVironment may be required to obtain information concerning citizenship or immigrant status of Consultant, Consultant’s personnel or Consultant’s subcontractor personnel entering the premises of AeroVironment. Seller agrees to furnish this information before commencement of work and at any time thereafter when it is requested before substituting or adding new personnel to work on AeroVironment’s premises. Information submitted by Consultant shall be certified by an authorized representative of Consultant as being true and correct.
IN WITNESS WHEROF, the parties have executed this Agreement as of the day and year first above written.

AEROVIRONMENT INC.		CONSULTANT

By:	/s/ Timothy E. Conver	By:	/s/ Charles R. Holland

Name: Timothy E. Conver		Name: Charles R. Holland

Title: President & CEO		Title: Consultant

Date: 10/31/05		Date: 10/31/05

STANDARD CONSULTING AGREEMENT
Consultant : Charles R. Holland
ATTACHMENT A

Task Order #0001	Project No. 7435 D01.00
A.	Effort: General marketing support for unmanned air vehicle systems

B.	Task Manager: Tim Conver

C.	Target Performance Period: November 1, 2005 to October 31, 2006

D.	Rates:

Authorized Days	Rate	Total Not To Exceed Cost
60	$3,150 Day	$189,000
Extra days required	$3,150 Day	As approved
Payments for the five days per month and 60 days in the year shall be made on a monthly basis in advance on the first of each month.

E.	Expenses:

Authorized expenses – Reasonable and necessary expenses approved by the Task manager.

Reference shall be made to Project No. shown above on all invoicing.

No labor or expense costs above those amounts shown here are to be incurred without the prior written approval of the AV Task Manager.

ATTACHMENT B
INTELLECTUAL PROPERTY
DECLARATION BY CONSULTANT
Consultant hereby contributes the intellectual property described below to the project that is the subject of this agreement. Such contribution of use is limited to the restrictions of Section 9 of this Agreement.